Formula Systems (1985) Ltd.

September 1, 2010

[VIA EDGAR]

Ms. Kathleen Collins
United States Securities and Exchange Commission
Division of Corporation Finance
One Station Place
100 F Street, N.E.
Washington, DC  20549-4561

RE:         Formula Systems (1985) Ltd.
Form 20-F and Form 20-F/A for the Fiscal Year Ended December 31, 2009
Filed April 29, 2010 and May 10, 2010, respectively
File No. 0-29442

Dear Ms. Collins:

Reference is made to the letter dated August 23, 2010 to Guy Bernstein, Chief Executive Officer of Formula Systems (1985) Ltd. (the “Company”), setting forth the comments of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “Staff”) regarding the above-referenced Form 20-F and Form 20-F/A for the fiscal year ended December 31, 2009.

The Company intends to provide its response to the Staff by October 15, 2010.

Should you have any questions regarding this letter, please do not hesitate to contact our counsel, Richard H. Gilden at (212) 715-9486 or Ernest S. Wechsler at (212) 715-9211.

Sincerely,

/s/ Guy Bernstein
Guy Bernstein

cc:           Richard H. Gilden
Ernest S. Wechsler

Haplada St., Or Yehuda 60218 Israel Tel: (972)-3-5389487 Fax: (972)-3-5389645